Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pa. 15272 USA www.ppg.com

News	Contact: Jeff Worden 412-434-3046 Investors: Vince Morales 412-434-3740

PPG reports record sales, earnings for any quarter

PITTSBURGH, July 20, 2006 – PPG Industries today reported record sales and earnings for any quarter with second quarter net income of $280 million, or $1.68 a share. Net income includes aftertax earnings of $12 million, or 7 cents a share, for net legal and insurance matters, and an aftertax charge of $4 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002. Sales were $2.82 billion, surpassing the old record set in the second quarter of 2005 by 6 percent.

That compares with second quarter 2005 net income of $231 million, or $1.34 a share, including aftertax charges of $12 million, or 7 cents a share, for debt refinancing, and $2 million, or 1 cent a share, to reflect the net increase in value of the asbestos settlement agreement. Sales for the second quarter of 2005 were $2.66 billion.

For the first six months of 2006, PPG recorded net income of $464 million, or $2.79 a share, which includes aftertax earnings of $12 million, or 7 cents a share, for net legal and insurance matters; and aftertax charges of $23 million, or 14 cents a share, for business restructuring; and $10 million, or 6 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement. Sales for the first half of 2006 were $5.46 billion.

For the first six months of 2005, PPG recorded net income of $326 million, or $1.89 a share, which included aftertax charges of $91 million, or 52 cents a share, for a legal settlement; $12 million, or 7 cents a share, for debt refinancing; and $7 million, or 4 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement agreement. Sales for the first half of 2005 were $5.15 billion.

“Our results demonstrate that we’re achieving our objective of delivering profitable growth,” said Charles E. Bunch, chairman and chief executive officer. “In coatings and optical products, which represent nearly two-thirds of our portfolio, our momentum continues. Collectively, coatings and optical products grew at more than 10 percent this quarter.

“Looking ahead, funding growth initiatives, such as the five acquisitions we announced in the second quarter, remains a priority for our free cash flow. Although growth is moderating to more sustainable levels in North America, we see continued economic expansion worldwide. As we have proven this past quarter, these economic conditions create meaningful opportunities for us to generate value for our customers and shareholders.”

Coatings sales increased $129 million, or 9 percent, as a result of higher volumes, especially in Asia and Europe; improved selling prices across all businesses; the impact of acquisitions; and the positive impact of stronger foreign currencies. Operating earnings were up $62 million due to the benefits of the higher selling prices and volumes mentioned above and higher other income due to the favorable impact of insurance settlements. These increases were partially offset by the negative impact of inflation, primarily higher raw material costs, and higher overhead expenses, primarily related to growth initiatives in architectural coatings.

Glass sales increased $30 million, or 5 percent, because of higher volumes across most businesses. Operating earnings were down $4 million due to the impact of inflation, lower equity earnings and legal matters. These were substantially offset by lower manufacturing and overhead costs.

Chemical sales increased $9 million, or 1 percent, due to higher selling prices for chlor-alkali products and increased optical sales due to organic growth and acquisitions. These increases were partially offset by lower volumes for chlor-alkali products. Operating earnings were down $15 million due to the impact of higher inflation, higher environmental charges and higher manufacturing costs. These decreases were partially offset by the benefit of the higher selling prices discussed above.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding second quarter 2006 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, July 28. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that could affect the company’s operations, as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

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PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2006	2005	2006	2005
Net sales	$2,824	$2,656	$5,462	$5,149
Cost of sales	1,747	1,650	3,438	3,208

GROSS PROFIT	1,077	1,006	2,024	1,941
Other expenses (earnings):
Selling and other	573	537	1,108	1,064
Depreciation	84	85	166	172
Interest	21	20	41	41
Amortization	10	8	19	16
Asbestos settlement - net	8	3	17	12
Business restructuring	2	—	37	—
Other - net (Note A)	(26)	(7)	(38)	131

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	405	360	674	505
Income tax expense	107	111	173	145
Minority interest	18	18	37	34

NET INCOME (Note B)	$280	$231	$464	$326

Earnings per common share	$1.69	$1.35	$2.80	$1.90

Earnings per common share - assuming dilution	$1.68	$1.34	$2.79	$1.89

Average shares outstanding	165.9	171.1	165.9	171.7

Average shares outstanding - assuming dilution	166.9	172.6	166.7	173.2

Note A:

The three and six months ended June 30, 2006 includes pretax earnings of $20 million for net legal and insurance matters. The three and six months ended June 30, 2005 includes a pretax charge of $19 million for debt refinancing costs. The six months ended June 30, 2005 also includes a pretax charge of $150 million for a legal settlement.

Note B:

The three and six months ended June 30, 2006 includes aftertax earnings of $12 million for net legal and insurance matters. The three and six months ended June 30, 2005 includes an aftertax charge of $12 million for debt refinancing costs. The six months ended June 30, 2005 also includes an aftertax charge of $91 million for a legal settlement.

CONDENSED BALANCE SHEET (unaudited)

	June 30 2006	Dec. 31 2005
	(millions)
Current assets:
Cash and cash equivalents	$419	$466
Receivables - net	2,248	1,871
Inventories	1,273	1,119
Other	577	563

Total current assets	4,517	4,019
Property less accumulated depreciation	2,364	2,304
Investments	341	311
Goodwill and identifiable intangible assets	1,797	1,654
Other assets	483	393

TOTAL	$9,502	$8,681

Current liabilities:
Short-term debt and current portion of long-term debt	$139	$101
Asbestos settlement	560	472
Accounts payable and accrued liabilities	1,939	1,776

Total current liabilities	2,638	2,349
Long-term debt	1,196	1,169
Asbestos settlement	321	385
Deferred income taxes	122	90
Accumulated provisions	1,619	1,527
Minority interest	129	108
Shareholders’ equity	3,477	3,053

TOTAL	$9,502	$8,681

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2006	2005	2006	2005
	(millions)
Net sales
Coatings	$1,579	$1,450	$3,019	$2,782
Glass	611	581	1,176	1,135
Chemicals	634	625	1,267	1,232

TOTAL	$2,824	$2,656	$5,462	$5,149

Operating income
Coatings (Note A)	$272	$210	$439	$219
Glass (Note B)	48	52	80	93
Chemicals	137	152	265	307

TOTAL	457	414	784	619
Interest expense - net	(18)	(17)	(35)	(34)
Asbestos settlement - net	(8)	(3)	(17)	(12)
Compensation cost associated with stock options	(8)	(8)	(15)	(15)
Other unallocated corporate expense - net (Note C)	(18)	(26)	(43)	(53)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$405	$360	$674	$505

Note A:

Operating income for the three and six months ended June 30, 2006 includes pretax earnings of $28 million for insurance recoveries. Operating income for the six months ended June 30, 2006 also includes pretax charges of $35 million for business restructuring, including severance costs of $33 million and asset write-offs of $2 million. Operating income for the six months ended June 30, 2005 includes a pretax charge of $150 million for a legal settlement.

Note B:

Operating income for the six months ended June 30, 2006 includes pretax charges of $2 million for business restructuring, consisting of severance costs.

Note C:

Other unallocated corporate expense - net for the three and six months ended June 30, 2005 includes a pretax charge of $19 million for debt refinancing costs.